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                                                                     EXHIBIT 12



                             SERVICE EXPERTS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHANGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                              Six months
                                                                                             ended June 30,
                                           1992       1993       1994       1995       1996      1997
FIXED CHARGES:
   Interest Expense                      $    59    $    97    $    95    $   104    $    66    $    21

   Portion of rents representative
     of interest factor                  $    47    $    52    $    64    $    70    $   172    $   332

   Total fixed charges                   $   106    $   149    $   159    $   174    $   238    $   353

EARNINGS:
   Earnings before income tax expense    $    39    $    95    $   523    $   843    $ 4,398    $ 6,877

   Undistributed equity in affiliate
     earnings                                --       --          --        --       $   (30)   $   (73)

   Fixed charges                         $   106    $   149    $   159    $   174    $   238    $   353

Total earnings                           $   145    $   244    $   682    $ 1,017    $ 4,606    $ 7,157

Ratio of earnings to fixed charges          1.37x      1.64x      4.29x      5.84x     19.35x     20.27x

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